Exhibit 4.2

PROTOCOL AND JUSTIFICATION OF THE MERGER OF

POLIALDEN PETROQUÍMICA S.A.

INTO BRASKEM S.A.

By and between

BRASKEM S.A., a publicly-held company headquartered at Rua Eteno No. 1561, Municipality of Camaçari, State of Bahia, enrolled with the Brazilian Taxpayers’ Registry for Legal Entities (CNPJ) under No. 42.150.391/0001-70, herein represented in the form of its Bylaws, hereinafter denominated simply as the “SURVIVING COMPANY;”

and

POLIALDEN PETROQUÍMICA S.A., a publicly-held company headquartered at Rua Hidrogênio, nº 3.520, Municipality of Camaçari, State of Bahia, enrolled with the Brazilian Taxpayers’ Registry for Legal Entities (CNPJ) under No. 13,545,769/0001-37, herein represented in the form of its Bylaws, hereinafter denominated simply as the “MERGED COMPANY”.

The SURVIVING COMPANY and the MERGED COMPANY are herein jointly denominated simply as the “PARTIES”,

with the purpose of conducting a merger into an existing company, according to Articles 224, 225, 227 and 264 of the Brazilian Law No. 6,404 of December 15, 1976,

Whereas:

(i) the SURVIVING COMPANY holds 263,690,328 common shares and 147,213,718 preferred shares, representing 100% of the voting capital stock and 63.68% of the total capital of the MERGED COMPANY;

(ii) the merger transaction of the MERGED COMPANY into the SURVIVING COMPANY shall be in line with shareholders’ interests of both companies; create value by attaining additional synergies for the shareholders of the PARTIES; increase the number of outstanding shares in the market; simplify the company’s corporate structure; and represent better opportunities to use the capital markets to finance its program for expansion. In addition, after the shares issued by the MERGED COMPANY are replaced by the shares issued by the SURVIVING COMPANY, the then-existing shareholders of preferred shares of the MERGED COMPANY shall have the statutory right (paragraph 4 of Article 6 and Chapter III of the SURVIVING COMPANY’s Bylaws) to sell their shares jointly under the same conditions as the controlling shareholder in the event of a change in control of the SURVIVING COMPANY and all of the other advantages offered to shareholders of a company classified as Level 1 under the São Paulo Stock Exchange (BOVESPA)’s Corporate Governance Guidelines;

(iii) (a) the valuation reports based on the fair market value of the PARTIES’ net worth; and (b) the accounting valuation of the PARTIES’ net worth, prepared and presented by the specialized companies mentioned below, are in accordance with applicable laws and regulations and with the merger transaction discussed in this Merger Protocol and Justification; and

(iv) the financial statements of the PARTIES were duly audited by an independent auditor registered at the Brazilian Securities and Exchange Commission (CVM).

The Boards of Directors of the PARTIES hereby propose the merger of the MERGED COMPANY into the SURVIVING COMPANY, through this Merger Protocol and Justification (“Protocol and Justification”), which purpose is set forth, in accordance with Articles 224, 225, 227 and 264 of the Brazilian Law No. 6,404 of December 15, 1976 and with the Brazilian Securities and Exchange Commission (CVM) Instruction No. 319 of December 3, 1999, the following terms and conditions in connection with the merger are as follows:

1. BASIS FOR THE MERGER OPERATION

1.1. The SURVIVING COMPANY shall take over the MERGED COMPANY, and the MERGED COMPANY’s net worth shall be transferred to the SURVIVING COMPANY, which shall replace the merged company in all respects, in accordance with the law (“Merger”).

1.2. Valuation reports of (i) the SURVIVING COMPANY’s and MERGED COMPANY’s net worth, based on fair market value, in order to determine the ratio for the exchange of the MERGED COMPANY’s shares for the SURVIVING COMPANY’s shares pursuant to Article 264 of the Brazilian Law No. 6404/76, (ii) the MERGED COMPANY’s net worth, for book entry of the SURVIVING COMPANY, in order to draft the valuation referred to in the previous item (i) and calculate the reimbursement for the shares issued by the MERGED COMPANY, in the event that the MERGED COMPANY’s shareholders exercise their withdrawal rights, (iii) the SURVIVING COMPANY’s net worth, in order to draft the valuation referred to in the previous item (i) and audit the financial statements of the SURVIVING COMPANY and the MERGER COMPANY, which have been prepared by the specialized companies mentioned in item 2.1 and 2.2 below, as of the Merger Base Date set forth in item 2.2 of this Protocol and Justification, based on the criteria set forth in the Brazilian Law No. 6,404/76 and in the CVM Instruction No. 319/99, in connection with the financial statements.

1.3. The balance of credit and debit accounts of the MERGED COMPANY shall be registered in the SURVIVING COMPANY’s books, with the necessary adjustments.

1.4. The assets, rights and obligations of the MERGED COMPANY, which are part of the net worth to be transferred to the SURVIVING COMPANY, are those described in detail in the valuation report, at book value.

1.5. The SURVIVING COMPANY’s Board of Directors shall perform all the necessary acts for the implementation of the Merger and pay for all costs and expenses arising from such implementation.

1.6. The MERGED COMPANY shall be dissolved.

2. VALUATIONS AND BASE DATE OF THE MERGER

2.1. The appointment of PricewaterhouseCoopers Auditores Independentes, a specialized partnership, established in the City of São Paulo, at Av. Francisco Matarazzo, No. 1400, from the 7th through the 11th and the 13th through the 20th Floors, Torino Tower, with a branch located in the City of Salvador, at Rua Miguel Calmon No. 555, 9th Floor, registered with the Regional Accounting Council of the State of Bahia under No. CRC 2SP000160/O-5 “F” BA and enrolled with the Brazilian Taxpayers’ Registry for Legal Entities of the Ministry of Finance under No. 61,562,112/0004-73, and whose Articles of Incorporation are registered with the 4º Cartório de Registro de Títulos e Documentos de São Paulo (4th Register of Deeds and Documents of São Paulo), State of São Paulo, on September 17, 1956, and further amendments of which are filed with the 2º Cartório de Registro de Títulos e Documentos de São Paulo (2nd Register of Deeds and Documents of São Paulo), SP, hereby represented by its partner Mr. Marco Aurélio de Castro e Melo (“PricewaterhouseCoopers Auditores Independentes”), who is responsible for auditing the financial statements of the SURVIVING COMPANY and MERGED COMPANY and preparing their respective reports, in accordance with the criteria and purposes set forth in item 2.2 below, which shall be subject to ratification at the Extraordinary Shareholder’s Meetings of the SURVIVING COMPANY and the MERGED COMPANY, in accordance with the provisions of Art. 227, Paragraph 1 of the Brazilian Law No. 6,404/76.

2.2. PricewaterhouseCoopers Auditores Independentes, at the request of the Board of Directors of the PARTIES, (i) audited the financial statements of the SURVIVING COMPANY and MERGED COMPANY, (ii) performed valuation reports of the SURVIVING COMPANY’s and MERGED COMPANY’s net worth at fair market value, in accordance with accounting principles adopted in Brazil (“Valuation Reports of Net Worth at Fair Market Value”), based on the same criteria and on the same date, as provided in Article 264 and corresponding paragraphs of the Brazilian Law No. 6.404/76, which were based on valuation reports of fixed assets prepared, using the same criteria and on the same date, by the specialized company Stigma Engenharia Ltda., a company registered at CREA-SP under no. 071.708-8, headquartered at Avenida Fagundes Filho, no. 191, conjunto 102, 10th. Floor, in the city of São Paulo, State of São Paulo, enrolled with the Brazilian Taxpayers’ Registry for Legal Entities (CNPJ) under No. 06,932,665/0001-10, which is responsible for the valuation reports of fixed assets of the SURVIVING COMPANY and MERGED COMPANY, at fair market value. The appointment of Stigma must be ratified at the Shareholder’s Meetings of the SURVIVING COMPANY and MERGED COMPANY, (iii) valuation report of the MERGED COMPANY’s accounting net worth for the SURVIVING COMPANY’s accounting entries, valuation report referred to in the precedent item (ii) and the calculation of reimbursement for the shares issued by the MERGED COMPANY, in the event that the MERGED COMPANY’s shareholders exercise their withdrawal rights, and valuation report of the MERGED COMPANY, and (iv) valuation of the SURVIVING COMPANY’s accounting net worth, in order to prepare the valuation report referred to in the precedent item (ii) (“Book Value Valuation Reports”);

2.3. The financial statements and reports indicated in item 2.2 above were prepared on March 31, 2006 (“Merger Base Date”), and constitute Attachments hereof and shall be subject to approval at the PARTIES’ Extraordinary Shareholders’ Meetings, as provided by law.

3. TOTAL AMOUNT OF THE NET WORTH TO BE MERGED

3.1. According to the book value appraisal of the MERGED COMPANY, the book value of the MERGED COMPANY’s net worth to be transferred to the SURVIVING COMPANY is R$ 289,940,899.44 (two hundred and eighty nine million, nine hundred and forty thousand, eight hundred and ninety-nine reais and forty four cents), as set forth in Clause 4 below.

4. TREATMENT OF EQUITY VARIATIONS UNTIL THE MERGER DATE

4.1. The equity variations assessed in the period ranging between the Merger Base Date and the effective Merger shall be registered on the MERGED COMPANY’s books; however, the SURVIVING COMPANY shall acknowledge them by means of Equity Accounting, taking into account that the SURVIVING COMPANY holds 100% of the Voting Capital and 63.68% of the Total Capital of the MERGED COMPANY. Therefore, the balance of the MERGED COMPANY’s equity accounts will be transferred to the SURVIVING COMPANY’s books on the effective Merger date.

5. SHARE EXCHANGE RATIO FOR PURPOSES OF THE MERGER OPERATION

5.1. For the purposes of Article 264 of the Brazilian Law No. 6,404/76, and to be considered when determining the exchange ratio of shares issued by the MERGED COMPANY for class “A” preferred shares issued by the SURVIVING COMPANY, the net worth of the MERGED COMPANY and SURVIVING COMPANY have been appraised using the same criteria, at market prices, on the Merger Base Date, in accordance with the Valuation Reports of Net Worth at Fair Market Value prepared by PricewaterhouseCoopers Auditores Independentes.

5.2. The exchange ratio between the MERGED COMPANY’s and the SURVIVING COMPANY’s shares was determined to encourage the MERGED COMPANY’s shareholders to shift to the SURVIVING COMPANY.

5.3. Therefore, based on the referred Valuation Reports of Net Worth at Fair Market Value, the exchange ratio of the MERGED COMPANY’s shares for the SURVIVING COMPANY’s class “A” preferred shares, to be offered in the current merger transaction, shall be 33.62 shares of the

SURVIVING COMPANY for each lot of 1,000 shares issued by the MERGED COMPANY, which corresponds to a 6.76% increase on the exchange ratio, based on the Valuation Reports of Net Worth at Fair Market Values, according to the table below:

	BRASKEM	POLIALDEN
Current Number of Shares Issued	362,523,521	645,253,380
Market Value of Net Worth (NW) (in R$)	8,202,482,686.96	459,721,902.03
Value per share based on Market Value of NW (in R$)	22.626	0.713
Exchange Ratio for NW at Market Value	31.49	1,000
Accounting Value of Net Worth (NW) (in R$)	4,650,559,014.63	289,940,899.44
Value per share based on Accounting value of NW (in R$)	12.828	0.449
Exchange Ratio of Preferred Shares of Polialden for Class “A” Preferred Shares of Braskem, at this merger operation	33.62	1,000

6. REIMBURSEMENT

6.1. The reimbursement for shares held by shareholders of the MERGED COMPANY who may dissent from the Merger operation was determined based on the appraisal of the MERGED COMPANY’s net worth at book value, in accordance with Article 45 of the Brazilian Law No. 6,404/76, as follows:

Book Value of the MERGED COMPANY (in R$):	Book value per preferred shares for reimbursement (inR$) (+):
289,940,899.44	0.449

(+) book value per preferred share regardless of its class.

7. SURVIVING COMPANY’s CAPITAL INCREASE

7.1. Based on the Accounting Valuation Report of the MERGED COMPANY referred in item 2.2 above and in the exchange ratio set forth in item 5.3 above, the SURVIVING COMPANY shall increase its capital stock through the issue of Class “A” preferred shares. However, in order to the SURVIVING COMPANY issue Class “A” preferred shares, provided that the maximum amount of non-voting shares or shares with restricted voting rights issued are respected, as set forth in paragraph 1 of Art. 4 of the SURVIVING COMPANY’s Bylaws, and prior to the resolution regarding the Merger operation, the proposal for conversion shall be of 2,632,043 (two million, six hundred and thirty-two thousand, forty-three) Class “A” preferred shares into common shares through the vote of the majority of the share capital of the SURVIVING COMPANY, at a rate of 1 Class “A” preferred share for 1 common share of the SURVIVING COMPANY.

7.2. After the resolution referred in item 7.1 above, the capital stock of the SURVIVING COMPANY shall be increased by R$ 105,303,526.94 (one hundred and five million, three hundred and three thousand, five hundred and twenty-six reais and ninety-four cents), and the shares issued by the MERGED COMPANY, now held by the SURVIVING COMPANY, shall be cancelled.

7.3. The capital stock increase of the SURVIVING COMPANY shall be made through the issue of 7,878,825 (seven million, eight hundred and seventy eight thousand, eight hundred and twenty five) class “A” preferred shares, entitled to the same rights and benefits pertaining to this type and class of shares, as set forth in the SURVIVING COMPANY’s Bylaws, which shall be allocated to the shareholders of the MERGED COMPANY in exchange for their shares issued by the MERGED COMPANY, which shall be cancelled, in accordance with the exchange ratio set forth in item 5.3 of this Protocol and Justification, and the shares issued will participate fully in the results of the current fiscal year.

7.4. Therefore, at the end of the conversion process of Class “A” preferred shares into common shares, and the Merger of the MERGED COMPANY, the SURVIVING COMPANY’s capital stock will be R$3,508,271,820.78 (three billion, five hundred and eight million, two hundred and seventy one thousand, eight hundred and twenty reais and seventy eight cents) divided into 123,492,142 (one hundred and twenty three million, four hundred and ninety two thousand and one hundred forty two) common shares, 246,107,138 (two hundred and forty six million, one hundred and seven thousand and one hundred and thirty eight) class “A” preferred shares and 803,066 (eight hundred and three thousand and sixty six) class “B” preferred shares, and Article 4 of the SURVIVING COMPANY’s Bylaws should read as follows: “Article 4—The Capital Stock is R$3,508,271,820.78 (three billion, five hundred and eight million, two hundred and seventy one thousand, eight hundred and twenty reais and seventy eight cents) divided into 370,402,346 (three hundred and seventy million, four hundred and two thousand and three hundred and forty six) shares, 123,492,142 (one hundred and twenty three million, four hundred and ninety two thousand and one hundred and forty two) common shares, 246,107,138 (two hundred and forty six million, one hundred and seven thousand and one hundred and thirty eight) class “A” preferred shares and 803,066 (eight hundred and three thousand and sixty six) class “B” preferred shares”.

7.5. The class “A” preferred shares issued by the SURVIVING COMPANY that will be allocated to the MERGED COMPANY’s shareholders, in exchange for the shares to be cancelled, shall have the same rights of the outstanding class “A” preferred shares issued by the SURVIVING COMPANY. Therefore, it is worth mentioning that the benefits and the advantages of the SURVIVING COMPANY’s class “A” preferred shares, set forth in Article 9 and paragraph 4 of Article 6 of its Bylaws, are as follows:

a) class “A” preferred shares and class “B” preferred shares are non-voting shares. However, they have preemptive rights to receive a non-cumulative dividend of at least 6% (six per cent) over their unit value, based on the profits available to be allocated to the shareholders. It is understood that the unit value per share corresponds to the capital stock divided by the total number of outstanding shares;

b) after the dividend mentioned on item “a” above is paid for class “A” and class “B” preferred shares and for the common shares issued by the SURVIVING COMPANY, the class “A” preferred shares shall be equal to common shares in terms of the remaining profit;

c) class “A” preferred shares and common shares shall be distributed by the SURVIVING COMPANY, which shall distribute shares from the appropriation of reserve into its capital stock;

d) classes “A” and “B” preferred shares have preemptive rights for reimbursement; and

e) all classes and types of shares issued by the SURVIVING COMPANY shall have tag-along rights in the event of a change in control of the SURVIVING COMPANY, at the same price per share paid to the controlling shareholder(s). Tag-along rights shall not apply if the change in control of the SURVIVING COMPANY occurs due to: (a) ongoing judicial decision or action, such as attachment or adjudication; or (b) a final decision of the regulatory agencies, including CADE (Brazilian Administrative Council of Economic Defense).

7.6. The shares of the MERGED COMPANY owned by the SURVIVING COMPANY shall be cancelled, as provided by Article 226, Section 1, of the Brazilian Law No. 6.404, of December 15, 1976.

7.7. The shares of the SURVIVING COMPANY owned by the MERGED COMPANY shall be held at the SURVIVING COMPANY’s treasury for further sale and/or canceling, with no change in its capital stock.

8. SPECIAL CONDITIONS

8.1. The Merger transaction proposed in this Protocol and Justification shall be presented to the Fiscal Council and Board of Directors of the PARTIES, and submitted to the PARTIES’ Shareholders at a Shareholders’ Meeting, provided that the legal call term is respected.

8.2. If the Board of Directors believes that the reimbursement of shares to the dissenting MERGED COMPANY’s shareholders who exercised their right of withdraw will adversely affect the financial stability of the SURVIVING COMPANY, an Extraordinary Shareholders’ Meeting of the PARTIES will be immediately called, provided that the legal call term is respected, in order to analyze the proposed mergers and, if necessary, to unwind the transaction.

9. CONCLUSION

9.1. These are the rules and procedures that, as provided by law, have been prepared to govern this merger that the respective Board of Executive Officers believe will meet the interests of the PARTIES.

Camaçari, May 5, 2006.

BRASKEM S.A.

/s/ Mauricio Roberto de Carvalho Ferro

Mauricio Roberto de Carvalho Ferro – Executive Officer

/s/ Roberto Lopes Pontes Simões

Roberto Lopes Pontes Simões – Executive Officer

POLIALDEN PETROQUÍMICA S.A.

/s/ Luiz de Mendonça

Luiz de Mendonça – Executive Officer

/s/ Paul Elie Altit

Paul Elie Altit – Executive Officer